Exhibit 1

EXECUTION COPY

€370,000,000 (or dollar equivalent) Subordinated Notes due 2015 of JSG Funding plc

JSG FUNDING PLC

Purchase Agreement

January 12, 2005

Deutsche Bank AG London

Citigroup Global Markets Limited

As Representatives of the several

Initial Purchasers named in Schedule I

Deutsche Bank AG London

Winchester House
1 Great Winchester Street
London EC2N 2DB

Citigroup Global Markets Limited

Citigroup Centre

33 Canada Square

London E14 5LB

Ladies and Gentlemen:

JSG Funding plc, a public limited company formed under the laws of Ireland (the “Company”), proposes to issue and sell to the several Initial Purchasers listed in Schedule I hereto (the “Initial Purchasers”), for whom Deutsche Bank AG London (“Deutsche Bank”) and Citigroup Global Markets Limited (“Citigroup”) are acting as representatives (the “Representatives”), €370 million in aggregate principal amount of its Subordinated Notes due 2015 or a lesser euro amount, but not less than €200 million, provided any shortfall is represented by an equivalent amount of Dollar Notes (as defined below) (the “Euro Notes”) and, in the event of any such shortfall below €370 million, up to a dollar-equivalent of such shortfall in aggregate principal amount of its Subordinated Notes due 2015 (the “Dollar Notes” and, together with the Euro Notes, the “Notes”). The Euro Notes will be issued pursuant to the provisions of an Indenture to be dated as of January 31, 2005 (the “Euro Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Euro Trustee”).  The Dollar Notes will be issued pursuant to the provisions of an Indenture to be dated as of January 31, 2005 (the “Dollar Indenture” and, together with the Euro Indenture, the “Indentures”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Dollar Trustee” and, together with the Euro Trustee, the “Trustees”).  The Euro Notes will be deposited with Deutsche Bank AG London, acting in its capacity as depositary (the “Euro Book-Entry Depositary”) under the Euro Deposit and Custody Agreement, to be dated as of January 31, 2005 (the “Euro Deposit and Custody Agreement”), between the Company and the Euro Book-Entry Depositary.  The Dollar Notes will be deposited with Deutsche Bank Trust Company Americas, acting in its capacity as depositary (the “Dollar Book-Entry Depositary” and, together with the Euro Book-Entry Depositary, the “Book-Entry Depositaries”) under the Dollar Deposit and Custody Agreement, to be dated as of January 31, 2005 (the “Dollar Deposit and Custody Agreement” and, together with the Euro Deposit and Custody Agreement, the “Deposit and Custody Agreements”), between the Company and the Dollar Book-Entry Depositary.

The Initial Purchasers understand that, concurrently with the offering of the Notes, the Company intends to offer to purchase for cash (the “Tender Offer”, and together with the Notes, the “Refinancing”) any and all of its outstanding 15.5% Subordinated Notes due 2013 (the “Existing Subordinated Notes”).  The net proceeds from the sale of the Notes offered hereby will be used to fund the Company’s purchase of the Existing Subordinated Notes pursuant to the Tender Offer and to redeem any Existing Subordinated Notes not tendered in the Tender Offer as soon as practical thereafter.  The Initial Purchasers further understand that, concurrently with the offering of the Notes, JSG Holdings plc (“JSG Holdings”) is offering €300 million in aggregate principal amount of its Senior Payment-in-Kind Notes due 2015 (the “PIK Notes”).

The sale of the Notes to the Initial Purchasers will be made without registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom.

In connection with the sale of the Notes, the Company has prepared a draft offering memorandum (the “Draft Offering Memorandum”), attached as Exhibit A hereto, and will prepare an offering memorandum (the “Offering Memorandum”) for the information of the Initial Purchasers and for delivery by the Initial Purchasers to purchasers of the Notes.  Any references herein to the Offering Memorandum shall be deemed to include all amendments and supplements thereto.

The Company agrees with the Initial Purchasers as follows:

1.             The Company agrees to issue and sell the Notes to the several Initial Purchasers as hereinafter provided, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase, severally and not jointly, the aggregate principal amount of Euro Notes from the Company as set forth opposite such Initial Purchaser’s name in Schedule I hereto at a price (the “Euro Purchase Price”) equal to 100% of the principal amount of the Euro Notes plus accrued interest, if any, from the Closing Date (as defined below) to the date of payment and delivery, and the aggregate principal amount of Dollar Notes from the Company as set forth opposite such Initial Purchaser’s name in Schedule I hereto at a price (the “Dollar Purchase Price”) equal to 100% of the principal amount of the Dollar Notes plus accrued interest, if any, from the Closing Date (as defined below) to the date of payment and delivery.  The Company also agrees to pay to the Initial Purchasers, in euro (with respect to the Euro Notes) and U.S. dollars (with respect to the Dollar Notes), 2.00% of the aggregate principal amount of each of the Euro Notes and the Dollar Notes (the “Initial Purchasers’ Commission”) (each Initial Purchaser to receive a proportion of the Initial Purchasers’ Commission equal to the proportions set forth in Schedule I hereto).  The maximum interest rate on the Euro Notes will be 7¾%, and on the Dollar Notes will be 7¾%, provided that if Moody’s Investors Services downgrades the Company or any of its debt securities by one notch or more, then the maximum interest rate shall be increased by 50 basis points or the Notes may be sold at a discount such that the yield to maturity is equivalent to 8¼%; and the actual interest rate for each series of Notes shall be such maximum rate or, following a proposed marketing effort, any lower rate which is notified by the Initial Purchasers to the Company, such notice forming a supplement hereto.

2.             The Company understands that the Initial Purchasers intend (i) to offer the Notes to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act, and to also offer the Notes pursuant to Regulation S under the Securities Act (“Regulation S”) and (ii) initially to offer the Notes upon the terms set forth in this Agreement and as set forth on Exhibit C attached hereto.

The Company confirms that it has authorized the Initial Purchasers, subject to the restrictions set forth below, to distribute copies of the Offering Memorandum in connection with the delivery of the Notes.  Each Initial Purchaser hereby makes to the Company the following representations and agreements:

(i)            it is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act; and

(ii)           (A) it will not solicit offers for, or offer to sell, the Notes by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act (“Regulation D”)) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (B) it will solicit offers for the Notes only from, and will offer the Notes only to, persons whom it reasonably believes to be, (x) in the case of offers of the Notes inside the United States, “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act, and (y) in the case of offers of the Notes outside the United States, persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) that, in each case, in purchasing the Notes are deemed to have represented and agreed as provided in the Offering Memorandum.

With respect to offers and sales outside the United States, as described in clause (ii)(B)(y) above, each Initial Purchaser hereby represents and agrees with the Company that:

(i)            it understands that, other than the preparation and registration of the Offering Memorandum as a prospectus for the purpose of the Irish Companies Acts, 1963 to 2003, no action has been or will be taken by the Company that would permit a public offering of the Notes, or possession or distribution of the Offering Memorandum or any other offering or publicity material relating to the Notes, in any country or jurisdiction where action for that purpose is required;

(ii)           it will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Notes or has in its possession or distributes the Offering Memorandum or any such other material, in all cases at its own expense;

(iii)          the Notes offered and sold by such Initial Purchaser pursuant hereto in reliance on Regulation S have been and will be offered and sold only in offshore transactions;

(iv)          the sale of the Notes offered and sold by such Initial Purchaser pursuant hereto in reliance on Regulation S is not part of a plan or scheme to evade the registration provisions of the Securities Act;

(v)           it understands that the Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

(vi)          it has not offered the Notes and will not offer and sell the Notes (a) as part of its distribution at any time and (b) otherwise prior to 40 days after the later of the commencement of the offering and the Closing Date, in either case except in accordance with Rule 903 of Regulation S (or Rule 144A, if available).  Accordingly, neither such Initial Purchaser, nor any of its affiliates, nor any persons acting on its behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and such Initial Purchaser, its affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S; and

(vii)         it agrees that, at or prior to confirmation of sales of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the restricted period a confirmation or notice to substantially the following effect:

“The Notes covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the ‘Securities Act’), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise prior to 40 days after the closing of the offering, except in either case in accordance with Regulation S (or Rule 144A, if available) under the Securities Act.  Terms used above have the meaning given to them by Regulation S.”

Terms used in this Section 2 and not otherwise defined in this Agreement have the meanings given to them by Regulation S.

Each Initial Purchaser hereby makes to the Company the following additional representations and agreements:

(i)            it has not offered or sold and will not offer or sell the Notes in the United Kingdom prior to the admission of the Notes to listing in accordance with Part IV of the Financial Services and Markets Act 2000 (the “FSMA”) except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

(ii)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company;

(iii)          it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and

(iv)          otherwise than in circumstances which do not constitute an offer to the public within the meaning of the Irish Companies Acts, 1963 to 2003, (A) it will not anywhere in the world (x) offer to sell any Notes by means of any document other than the Offering Memorandum or (y) issue any application for Notes; (B) it will not make in Ireland a public offer of Notes to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 would apply, except by means of the Offering Memorandum or otherwise in accordance with the provisions of those regulations; and (C) it has complied and will comply with all applicable provisions of the Investment Intermediaries Act, 1995 with respect to anything done or to be done by it in relation to the Notes in, from or otherwise involving Ireland.

3.             Payment for the Euro Notes shall be made by wire transfer in immediately available funds to a euro account and payment for the Dollar Notes shall be made by wire transfer in immediately available funds to a dollar account, in each case as specified by the Company to the Representatives, on January 31, 2005, or at such other time on the same or such other date, not later than the tenth Business Day thereafter, as the Representatives and the Company may agree upon in writing, provided that such account shall be an escrow account as described in Section 5 below.  The time and date of such payment are referred to herein as the “Closing Date.”  As used herein, the term “Business Day” means any day other than a day on which banks are permitted or required to be closed in New York City.

Payment for the Euro Notes shall be made against delivery to the common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) or a nominee for such common depositary, for the respective accounts of the several Initial Purchasers of one or more global note certificates (collectively, the “Global Euro Notes”) representing the Euro Notes. Payment for the Dollar Notes shall be made against delivery to the nominee of The Depository Trust Company (“DTC”) for the respective accounts of the several Initial Purchasers of certificateless depositary interests representing one or more global note certificates (collectively, the “Global Dollar Note” and, together with the Global Euro Note, the “Global Notes”) representing the Dollar Notes. The Global Notes will be made available for inspection by the Initial Purchasers at the offices of Simpson Thacher & Bartlett LLP, CityPoint, One Ropemaker Street, London EC2Y 9HU, United Kingdom, 1:00 pm (London time), on the Business Day prior to the Closing Date.

4.             The Company represents and warrants to each Initial Purchaser that:

(a)           the Offering Memorandum will not, in the form used by the Initial Purchasers to confirm sales of the Notes and as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser expressly for use therein;

(b)           since the date of the most recent financial statements included in reports filed with the United States Securities and Exchange Commission prior to the date hereof, there has not been any material adverse change, or any development which would reasonably be expected to result in a material adverse change, in or affecting the business, senior management, financial position, shareholders’ equity, results of operations or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”); except as disclosed in any reports filed with the United States Securities and Exchange Commission prior to the date hereof;

(c)           the statistical and market-related data included in the Offering Memorandum are based on or derived from sources (including those described in the Offering Memorandum under the heading “Market, Ranking and Other Data”) which the Company believes to be reliable and accurate in all material respects;

(d)           the Company has been duly incorporated and is validly existing as a public limited company under the laws of Ireland, with registered number 357958, and with power and authority to own its properties and conduct its business as described in the Offering Memorandum, and has been duly qualified as a foreign company for the transaction of business and, if applicable, is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business, other than where the failure to be so qualified or in good standing would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)           each of the Company’s subsidiaries has been duly incorporated or organized, as the case may be,  and is validly existing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Memorandum, and has been duly qualified as a foreign corporation for the transaction of business and is, if applicable, in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business, so as to require such qualification, other than where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect;

(f)            the Company has a consolidated pro forma capitalization at September 30, 2004 as set forth in the Offering Memorandum under the heading “Capitalization”; the outstanding share capital of the Company has been duly authorized and is validly issued, fully paid and non-assessable; the corporate organizational charts set forth as Exhibit B hereto (the “Corporate Chart”) accurately reflect the organizational structure of the Company as of the date hereof; and the outstanding share capital held by the Company and its subsidiaries, as set forth in the Corporate Chart, in each case, is duly authorized, validly issued, fully-paid and non assessable, and (except for any directors’ qualifying shares and except as noted in the Offering Memorandum) will be owned by the Company, directly or indirectly, free and clear of all liens, encumbrances, security interests and claims other than liens, encumbrances, security interests and claims created pursuant to that certain bank credit facility agreement, dated September 12, 2002, among JSG Acquisitions (formerly known as MDCP Acquisitions I), the Company, various lenders named therein, Deutsche Bank, Merrill Lynch International and Merrill Lynch Capital Corporation (the “Senior Credit Facility Agreement”) or pursuant to the indebtedness disclosed in the Offering Memorandum under the caption “Description of Certain Indebtedness—Other Indebtedness;”

(g)           this Agreement has been duly authorized, executed and delivered by the Company;

(h)           the Notes have been duly authorized by the Company and, when issued and delivered pursuant to this Agreement and authenticated by the Trustees in accordance with the Indentures and payment therefor is received, will be duly executed, authenticated, issued and delivered and will constitute valid and binding obligations of the Company entitled to the benefits provided by the Indentures, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; each of the Dollar Indenture and the Euro Indenture has been duly authorized by the Company and, when executed and delivered by the Company (assuming due execution and delivery by the Dollar Trustee or the Euro Trustee, as the case may be), each of the Dollar Indenture and the Euro Indenture will constitute, a valid and binding instrument of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Notes will conform in all material respects to the description thereof in the Offering Memorandum; the Indentures conform in all material respects to the descriptions thereof in the Offering Memorandum; and the Indentures conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “1939 Act”) and the rules and regulations of the Commission applicable to an Indenture which is qualified thereunder;

(i)            each of the Dollar Deposit and Custody Agreement and the Euro Deposit and Custody Agreement has been duly authorized, executed and delivered by the Company (assuming due execution and delivery by the Dollar Book-Entry Depositary or the Euro Book-Entry Depositary, as the case may be), and constitutes a valid and binding agreement of the

Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and each of the Dollar Deposit and Custody Agreement and the Euro Deposit and Custody Agreement conforms in all material respects to the descriptions thereof in the Offering Memorandum;

(j)            the Escrow Agreement has been duly authorized, executed and delivered by the Company (assuming due execution and delivery by the Escrow Agent), and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, examinership, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the general equity principles; and the Escrow Agreement conforms in all material respects to the descriptions thereof in the Offering Memorandum;

(k)           neither the Company nor any of its subsidiaries is, or with the giving of notice or lapse of time or both would be, in violation of or in default under, its memorandum and articles of association (or the equivalent) or by-laws (or the equivalent) or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them or any of their respective properties is bound, except, in the case of any indenture, mortgage, deed of trust, loan agreement or other agreement, for violations and defaults which would not have a Material Adverse Effect;

(l)            the execution and delivery of this Agreement, the Indentures, the Deposit and Custody Agreements, the Escrow Agreement, the execution, delivery and issuance of the Notes, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (i) violate the memorandum and articles of association (or the equivalent) or bylaws (or the equivalent) of the Company or any of its material subsidiaries, (ii) constitute a violation by the Company or any of its subsidiaries of any applicable provision of any law, statute or regulation, except for violations which would not have a Material Adverse Effect, or (iii) breach, or result in a default under any agreement known to the executive officers of the Company to be material to the Company and its subsidiaries taken as a whole, except for conflicts or breaches which would not have a Material Adverse Effect, and no consent, approval, authorization, order, license, registration or qualification of or with any court or governmental agency or body is required for the issue and sale of the Notes, except such consents, approvals, authorizations, orders, licenses, registrations or qualifications (i) as have been obtained, (ii) as may be required under state securities or blue sky laws in connection with the purchase and distribution of the Notes by the Initial Purchasers or (iii) the failure to obtain of which would not have a Material Adverse Effect;

(m)          the fair saleable value of the consolidated assets of the Company and its subsidiaries exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Company as they mature; the consolidated assets of the Company and its subsidiaries do not, and upon the issue and sale of the Notes will not, constitute unreasonably small capital to carry out their respective businesses as conducted or as proposed to be conducted, including the capital needs of the Company and its subsidiaries, and projected capital requirements of the business conducted by the Company and each of its subsidiaries, and projected capital requirements and capital availability thereof; the Company does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature; upon the issue and sale of the Notes, the fair saleable value of the assets of the Company and its subsidiaries taken as a whole will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Company and its subsidiaries, taken as a whole, as they mature; and the Company does not intend to, and does not intend to permit any of its subsidiaries to, incur debts beyond their respective ability to pay such debts as they mature;

(n)           other than as disclosed in the Offering Memorandum, there are no legal or governmental investigations of which the Company has received notice or proceedings pending against or affecting the Company or any of its subsidiaries or any of their respective properties which, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have a Material Adverse Effect; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others; and other than as disclosed in the Offering Memorandum, no action, proceeding, litigation, arbitration or administrative proceeding (including governmental inquiries, whether informal or formal) is current or pending or, so far as the Company is aware, threatened (i) to restrain entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations in connection with the Refinancing or (ii) which would or might directly or indirectly restrict, prohibit, delay or otherwise adversely interfere with the implementation of, or impose additional adverse conditions or obligations with respect to, or otherwise challenge or hinder, the Refinancing;

(o)           other than as disclosed in the Offering Memorandum, there are no court and administrative orders, writs, judgments and decrees specifically directed to the Company or any of its subsidiaries and known to the Company’s executive officers to be material to the Company and its subsidiaries taken as a whole;

(p)           other than as disclosed in the Offering Memorandum, the Company and its subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described or referred to in the Offering Memorandum or such as would not have a Material Adverse Effect; and any real property and buildings held under lease or cutting rights by the Company and its subsidiaries are held by them under valid, existing and enforceable leases or other agreements with such exceptions as would not have a Material Adverse Effect;

(q)           each of the Company and its subsidiaries owns, possesses or has obtained all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities (including foreign regulatory agencies), all self-regulatory organizations and all courts and other tribunals, domestic or foreign, necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as conducted as of the date hereof and as of the Closing Date in each case except as disclosed in the Offering Memorandum and except where such failure to own, possess or obtain necessary licenses, permits, certificates, consents, orders, approvals or authorizations or failure to make necessary declarations and filings would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any such subsidiary has received any actual notice of any proceeding relating to revocation or modification of any such license, permit, certificate, consent, order, approval or other authorization, except as described in the Offering Memorandum and except as would not have a Material Adverse Effect; and each of the Company and its subsidiaries is in compliance with all laws and regulations (other than Environmental Laws (as defined herein)) relating to the conduct of its business, except where the failure to comply would not have a Material Adverse Effect;

(r)            the Company and its subsidiaries (i) are in compliance with any and all applicable European Union, national, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except as disclosed in the Offering Memorandum or except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect;

(s)           in the ordinary course of its business, the Company and its subsidiaries conduct a periodic review of the effect of Environmental Laws on the business, operations and properties of its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities; on the basis of such review, the Company has reasonably concluded that, except as disclosed in the Offering Memorandum, such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect;

(t)            the Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as the Company’s management reasonably believes are adequate to protect the Company and its subsidiaries and their respective businesses, with such exceptions as would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business;

(u)           except as disclosed in the Offering Memorandum, no subsidiary of the Company is prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends, from making any other distribution on such subsidiary’s capital stock, from repaying any intercompany loans or advances or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company;

(v)           when the Notes are issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A under the Securities Act) as any securities that are listed on a national securities exchange registered under Section 6 of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”) or quoted in a U.S. automated inter-dealer quotation system;

(w)          neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D) of the Company has directly, or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security which is or will be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the offering and sale of the Notes;

(x)            the Company is a “foreign private issuer” (as such term is defined in the rules and regulations under the Securities Act and the Exchange Act);

(y)           there is no “substantial U.S. market interest” as defined in Rule 902(j) of Regulation S in any of the Company’s debt or equity securities;

(z)            none of the Company, any affiliate of the Company or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has offered or sold any Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Securities Act), by means of any directed selling efforts within the meaning of Rule 902 under the Securities Act and the Company, any affiliate of the Company and any person acting on its or their behalf has complied with and will implement the “offering restrictions” requirements of Regulation S;

(aa)         the Notes offered and sold in reliance on Regulation S have been and will be offered and sold only in offshore transactions, provided no representation is made as to actions of the Initial Purchasers;

(bb)         prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes;

(cc)         none of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;

(dd)         Ernst & Young, Dublin are independent certified public accountants with respect to the Company and with respect to Smurfit Packaging Corporation Limited (“Smurfit”) and its subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder; the historical financial statements (including the related notes) included in the Offering Memorandum comply in all material respects with the requirements applicable to a registration statement on Form F-1 under the Securities Act; such financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the Republic of Ireland consistently applied throughout the periods covered thereby and fairly present the financial position of the entities purported to be covered thereby at the respective dates indicated

and the results of their operations and their cash flows for the respective periods indicated; the financial data contained in the Offering Memorandum under the headings “Summary,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Unaudited Pro Forma Financial Statements” (or equivalent sections) fairly present the information purported to be shown thereby on a basis consistent with that of the audited and unaudited financial statements contained in the Offering Memorandum; the pro forma financial information contained in the Offering Memorandum has been prepared on a basis consistent with the historical financial statements contained in the Offering Memorandum (except for the pro forma adjustments specified therein), includes all material adjustments to the historical financial information required by Rule 11-02 of Regulation S-X under the Securities Act and the Exchange Act (“Regulation S-X”) to reflect the issuance and sale of the Notes, gives effect to assumptions made on a reasonable basis and fairly presents the issuance and sale of the Notes;

(ee)         none of the Company or any of its subsidiaries is, or after giving effect to the offering and sale of the Notes and the application of the proceeds therefrom as described in the Offering Memorandum will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(ff)           assuming the accuracy of the representations of the Initial Purchasers contained in Section 2 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement and the Offering Memorandum to register the Notes under the Securities Act or to qualify the Indentures under the 1939 Act;

(gg)         except as otherwise disclosed in the Offering Memorandum, no stamp or other issuance or transfer taxes or duties, value-added tax, documentary tax, registration tax and no withholding or other taxes are payable by or on behalf of the Initial Purchasers in connection with (a) the issuance of the Notes, (b) the sale, transfer and delivery of the Notes to the Initial Purchasers pursuant to this Agreement or for the resale of the Notes placed by or at the direction of the Initial Purchasers or (c) the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby;

(hh)         prior to January 27, 2005, the Offering Memorandum will be filed in the Companies Registration Office, all governmental and third-party approvals necessary to consummate the Refinancing have been obtained and are in full force and effect, and there are no injunctions or orders commenced, pending or threatened by any court which would prevent the issuance and sale of the Notes as contemplated by this Agreement and the Offering Memorandum;

(ii)           under the laws of Ireland, the submission by the Company to the jurisdiction of any United States federal or state court sitting in the State of New York and the designation of the law of the State of New York to apply to this Agreement, the Deposit and Custody Agreements and the Indentures are valid and binding upon the Company and would be recognized and enforceable against the Company in Ireland; and

(jj)           the form of certificates for the Notes to be sold pursuant to this Agreement conforms to the corporate law of Ireland.

5.             The Company covenants and agrees with each of the several Initial Purchasers as follows:

(a)           to prepare and deliver to the Initial Purchasers the Offering Memorandum on or before January 26, 2005;

(b)           to deliver to the Initial Purchasers as many copies of the Offering Memorandum (including all amendments and supplements thereto) as the Initial Purchasers or their counsel may reasonably request;

(c)           before distributing any copy of the Offering Memorandum or any amendment or supplement to the Offering Memorandum, to furnish to the Initial Purchasers a copy thereof for review and not to distribute (i) any Offering Memorandum to which the Initial Purchasers or their counsel reasonably object, or (ii) any such proposed amendment or supplement to which the Initial Purchasers or their counsel reasonably object unless required by law;

(d)           if, at any time prior to the expiration of nine months after the date of the Offering Memorandum, any event shall occur as a result of which it is necessary in the reasonable opinion of counsel to the Initial Purchasers to amend or supplement the Offering Memorandum in order to make the statements contained therein, in the light of the circumstances when such Offering Memorandum is delivered, not misleading, or if in the reasonable opinion of counsel to the Initial Purchasers it is necessary to amend or supplement the Offering Memorandum to comply with law, forthwith to prepare and furnish, at the expense of the Company, to the Initial Purchasers and to the dealers (whose names and addresses the Initial Purchasers will furnish to the Company) to which Notes may have been sold by the Initial Purchasers and to any other dealers upon request, such reasonable number of amendments or supplements to the Offering Memorandum as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented will not, in light of the circumstances when the Offering Memorandum is delivered, be misleading or so that the Offering Memorandum will comply with law;

(e)           to cooperate with the Initial Purchasers and their counsel in connection with the qualification of the Notes for offer and sale under the state securities or blue sky laws of such jurisdictions as the Initial Purchasers shall reasonably request and to comply with such laws and to continue such qualification in effect so long as reasonably required for distribution of the Notes; provided that the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(f)            whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all costs and expenses incident to the performance of their obligations hereunder, including all fees, costs and expenses incidental to (i) the preparation, issuance, execution, authentication and delivery of the Notes, including any expenses of the Trustees, the Book-Entry Depositaries, any registrar or co-registrar, paying agent or transfer agent (including related fees and expenses of any counsel to such parties), (ii) the preparation, printing and distribution of the Offering Memorandum (including all exhibits, amendments and supplements thereto), (iii) the registration or qualification and determination of eligibility for investment of the Notes under the laws of such jurisdictions as the Initial Purchasers may reasonably designate (including fees of counsel for the Initial Purchasers and their reasonable disbursements in connection therewith), (iv) the fees and expenses associated with obtaining approval for trading of the Notes on any securities exchange (including the listing of the Notes on the Luxembourg Stock Exchange) or inter-dealer quotation system (as well as in connection with the designation of the Notes as PORTAL securities, if so requested), (v) the printing (including word processing and duplication costs) and delivery of this Agreement, the Indentures, the Deposit and Custody Agreements and the delivery of the blue sky memorandum and the furnishing to the Initial Purchasers and dealers of copies of the Offering Memorandum, including mailing and shipping, as herein provided, (vi) any fees charged by investment rating agencies in connection with the rating of the Notes, (vii) the fees and expenses of the Company’s counsel and independent accountant; (viii) the fees and expenses of any Authorized Agent (as defined in Section 13 hereof), (ix) any stamp or other issuance or transfer taxes or governmental duties, if any, payable in connection with the offer and sale of the Notes to the Initial Purchasers and resales by the Initial Purchasers to initial purchasers thereof, and (x) all other reasonable out-of-pocket expenses (including fees and disbursements of counsel, which together with all fees and disbursement of counsel incurred with respect to the offering of the PIK Notes may not exceed $250,000) reasonably incurred by the Initial Purchasers or any of their affiliates in connection with, or arising out of, the offering and sale of the Notes;

(g)           to use the gross proceeds received by it from the sale of the Notes pursuant to this Agreement to purchase the Existing Subordinated Notes in the Tender Offer, to redeem any such notes not purchased in the Tender Offer on their earliest redemption date and to pay any related premiums, fees and expenses, and, to the extent of any excess proceeds, to use them in the manner specified and under the circumstances assumed in the Offering Memorandum under the caption “Use of Proceeds;”

(h)           during the period beginning after the date hereof and continuing until the date 270 days after the Closing Date, not to offer, sell, contract to sell, or otherwise dispose of any securities of the Company that are substantially similar to the Notes (except relating to securities being issued solely to finance an acquisition of the company identified to the Initial Purchasers, its business or a part thereof or the Company’s contemplated accounts receivables securitization program) without the consent of the Representatives (which consent shall not be unreasonably withheld), provided, however, that if 90 days after the Closing Date, the Initial Purchasers have resold at least 99% of the Notes, then the period shall end on the 90thday;

(i)            not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Notes contemplated hereby;

(j)            that none of the Company or any of its affiliates (as defined in Rule 501(b) under the Securities Act) or any person acting on behalf of the Company or such affiliate will solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising, including: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio; and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;

(k)           that none of the Company or any of its affiliates (as defined in Rule 144(a)(1) under the Securities Act) or any person acting on behalf of any of the foregoing will engage in any directed selling efforts with respect to the Notes within the meaning of Regulation S;

(l)            that none of the Company, any of its affiliates (as defined in Regulation 501(b) of Regulation D) or any person acting on behalf of any of the foregoing will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which will be integrated with the sale of the Notes in a manner which would require the registration under the Securities Act of the Notes and the Company will take all action that is appropriate or necessary to assure that their offerings of other securities will not be integrated for purposes of the Securities Act with the offerings contemplated hereby;

(m)          to obtain the approval of (i) DTC for “book-entry” transfer of the Dollar Notes and (ii) Euroclear and Clearstream for “book-entry” transfer of the Euro Notes;

(n)           if requested by the Initial Purchasers, to use its reasonable best efforts to cause the Notes to be eligible for the PORTAL trading system of the National Association of Securities Dealers, Inc.;

(o)           the Company will indemnify and hold harmless the Initial Purchasers against any documentary, stamp or similar issuance tax, including any interest and penalties, whether in Ireland or in any other jurisdiction, on the creation, issuance and sale of the Notes and on the initial resale thereof by the Initial Purchasers and on the execution and delivery of this Agreement, the Indentures and the Deposit and Custody Agreements; all payments to be made by the Company hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Company is compelled by law to deduct or withhold such taxes, duties or charges; and in that event, the Company shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made;

(p)           for so long as the Notes are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, to furnish to holders of the Notes and prospective purchasers of the Notes designated by such holders, upon request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to and in compliance with Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) thereunder (the foregoing agreement being for the benefit of the holders from time to time of the Notes and prospective purchasers of the Notes designated by such holders);

(q)           during the period from the Closing Date until two years after the Closing Date, without the prior written consent of each of the Initial Purchasers, not to, and not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes that have been reacquired by them, except for Notes purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act, or in a transaction outside the United States in accordance with Regulation S;

(r)            to use its reasonable best efforts to do and perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Notes;

(s)           to use its reasonable best efforts to ensure that the Offering Memorandum complies with the requirements of the Irish Companies Acts, 1963 to 2003;

(t)            to use its reasonable best efforts to have the Notes approved for trading and duly listed on the Luxembourg Stock Exchange in accordance with the rules and regulations thereof before the date of the first interest payment on the Notes and to maintain the listing of the Notes on such exchange for so long as any Notes are outstanding;

(u)           to enter into an escrow agreement (the “Escrow Agreement”) with Deutsche Bank AG London (the “Escrow Agent”) pursuant to which the net proceeds of the Notes shall be deposited on the Closing Date and released to pay for Existing Subordinated Notes purchased in the Tender Offer or redeemed on the earliest redemption date thereof, and related premiums, fees and expenses, and thereafter, any excess proceeds shall be released; and

(v)           to redeem any and all Existing Subordinated Notes not purchased in the Tender Offer on the earliest redemption date thereof.

6.             The several obligations of the Initial Purchasers hereunder to purchase the Notes on the Closing Date are subject to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)           the representations and warranties of the Company contained herein are true and correct on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date; and the Company shall have complied with all material agreements and all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

(b)           since the date of the most recent financial statements included in reports filed with the United States Securities and Exchange Commission prior to the date hereof, there shall not have been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change or any development which would reasonably be expected to result in a Material Adverse Effect, otherwise than as disclosed in the reports filed with the United States Securities and Exchange Commission prior to the date hereof, the effect of which in the reasonable judgment of the Representatives makes it impracticable or inadvisable to proceed with the offerings or the delivery of the Notes on the Closing Date on the terms and in the manner contemplated in the Offering Memorandum;

(c)           the Offering Memorandum complies in all material respects with the requirements of the Irish Companies Acts, 1963 to 2003;

(d)           the Initial Purchasers shall have received on and as of the Closing Date a certificate of an officer of the Company, with specific knowledge about financial matters of the Company, reasonably satisfactory to the Initial Purchasers to the effect set forth in subsections (a), (b) and (c) of this Section;

(e)           Kirkland & Ellis LLP, as United States and English counsel for the Company, shall have furnished to the Initial Purchasers its written opinions and Rule 10b-5 disclosure letter, dated the Closing Date, substantially in the form of Annex A and Annex B hereto, respectively;

(f)            William Fry, as Irish counsel for the Company, shall have furnished to the Initial Purchasers its written opinion, dated the Closing Date substantially in the form of Annex C hereto;

(g)           Brian Marshall, as in-house counsel for the Company, shall have furnished an opinion, dated the Closing Date, substantially in the form of Annex D hereto;

(h)           on the date of the Offering Memorandum and on the Closing Date, Ernst & Young, Dublin shall have furnished to the Initial Purchasers letters, dated the respective dates of delivery thereof and in form and substance substantially similar to the letters dated February 11, 2003, and February 14, 2003 delivered by Ernst & Young, Dublin, in connection with the issuance of $205,000,000 in principal amount of the Company’s 9 5/8% Senior Notes due 2012 containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters, in form and substance reasonably satisfactory to the Initial Purchasers, with respect to the financial statements and certain financial information contained in the Offering Memorandum;

(i)            the Initial Purchasers shall have received an opinion of Simpson Thacher & Bartlett LLP, United States counsel to the Initial Purchasers, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers;

(j)            the Initial Purchasers shall have received counterparts, conformed as executed, of the Escrow Agreement between the Company and the Escrow Agent, pursuant to which the Company will on the Closing Date deposit the net proceeds from the Notes;

(k)           the Initial Purchasers shall have received counterparts, conformed as executed, of the Indentures which shall have been entered into by the Company, the Euro Trustee (with respect to the Euro Indenture) and the Dollar Trustee (with respect to the Dollar Indenture), in each case in form and substance as nearly as practicable to the indentures relating to the Existing Subordinated Notes;

(l)            the Initial Purchasers shall have received counterparts, conformed as executed, of the Deposit and Custody Agreements, which shall have been entered into by the Company and the Euro Book-Entry Depositary (with respect to the Euro Deposit and Custody Agreement) and the Dollar Book-Entry Depositary (with respect to the Dollar Deposit and Custody Agreement), in each case in form and substance as nearly as practicable to the deposit and custody agreements relating to the Existing Subordinated Notes;

(m)          the Initial Purchasers shall have received counterparts, conformed as executed, of amendments (i) to the Intercompany Loan Agreement, dated September 16, 2002, as amended, among the Company and JSG Acquisitions and (ii) to the Priority Agreement, dated September 16, 2002, as amended, among the Company, certain of its subsidiaries, Deutsche Bank and certain other parties specified therein, to reflect the replacement of the Existing Subordinated Notes with the Notes, each of which in form and substance reasonably satisfactory to the Initial Purchasers;

(n)           the Representatives shall have received confirmation of the amendments to the Senior Credit Facility Agreement on substantially the same terms as set forth in the waiver request letter, dated December 22, 2004, from Jefferson Smurfit Group Limited and JSG Acquisitions to Deutsche Bank;

(o)           the Tender Offer shall have been initiated by the Company on terms substantially as discussed with the Initial Purchasers on the date hereof and to be set forth in the Offer to Purchase dated on or about the date hereof and not terminated or materially revised or amended in a manner adverse to the holders of the Existing Subordinated Notes;

(p)           the Offering Memorandum shall be prepared and delivered to the Initial Purchasers on or before the date specified in clause 5(a) and be in form and substance reasonably satisfactory to the Initial Purchasers acting in good faith; and

(q)           on or prior to the Closing Date, the Company shall have furnished to the Initial Purchasers such further certificates and documents as the Initial Purchasers shall reasonably request.

7.             The Company agrees to indemnify and hold harmless each Initial Purchaser, each affiliate of any Initial Purchaser that assists such Initial Purchaser in the distribution of the Notes and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including without limitation the legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted) caused by any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum (and any amendment or supplement thereto if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser expressly for use therein.

Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, their directors, their officers and each person who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company in writing by such Initial Purchaser expressly for use in the Offering Memorandum or any amendment or supplement thereto.

If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Person”) in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary, (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person, or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such reasonable fees and expenses shall be reimbursed as they are incurred.  Any such separate firm for the Initial Purchasers, each affiliate of any Initial Purchaser which assists such Initial Purchaser in the distribution of the Notes and such control persons of the Initial Purchasers shall be designated in writing by Deutsche Bank, and any such separate firm for the Company, their directors, their officers and such control persons of the Company shall be designated in writing by the Company.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.  No Indemnifying Person shall, without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding and does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Party.

If the indemnification provided for in the first and second paragraphs of this Section 7 is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds from the offering (before deducting expenses) received by the Company, and the total discounts and commissions received by the Initial Purchasers, bear to the aggregate offering price of the Notes.  The relative fault of the Company on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it were offered exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amount of the Notes set forth opposite their names in Schedule I hereto, and not joint.

The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Company and the Initial Purchasers set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser or any person controlling any Initial Purchaser or by or on behalf of the Company, its officers, its directors or any other person controlling the Company and (iii) acceptance of and payment for any of the Notes.

8.             Notwithstanding anything herein contained, this Agreement may be terminated in the absolute discretion of the Representatives, by notice given to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the Irish Stock Exchange, the Luxembourg Stock Exchange, the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers, Inc., (ii) trading of any securities of or guaranteed by Smurfit shall have been suspended on any exchange or in any over-the-counter market or settlement in such trading shall have been materially disrupted, (iii) a general moratorium on commercial banking activities shall have been declared by Irish, Luxembourg, United States federal or New York State authorities or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in the reasonable judgment of the Representatives, is material and adverse and which, in the reasonable judgment of the Representatives, makes it impracticable to market the Notes on the terms and in the manner contemplated in the Offering Memorandum.

9.             If, on the Closing Date, any of the Initial Purchasers shall fail or refuse to purchase Notes which it has agreed to purchase hereunder on such date, and the aggregate principal amount of the Notes which such defaulting Initial Purchaser agreed but failed or refused to purchase is not more than one-eleventh of the aggregate principal amount of the Notes to be purchased on such date, the other Initial Purchasers shall be obligated to purchase the Notes which such defaulting Initial Purchaser agreed but failed or refused to purchase on such date; provided that in no event shall the aggregate principal amount of the Notes that any Initial Purchaser has agreed to purchase pursuant to Section 1 be increased pursuant to this Section 9 by an amount in excess of one-eleventh of such principal amount of the Notes without the written consent of such Initial Purchaser.  If, on the Closing Date, any Initial Purchaser shall fail or refuse to purchase Notes which it has agreed to purchase hereunder on such date, and the aggregate principal amount of Notes with respect to which such default occurs is more than one-eleventh of the aggregate principal amount of the Notes to be purchased on such date, and arrangements satisfactory to the Initial Purchasers and the Company for the purchase of such Notes are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Company.  In any such case either the Initial Purchasers or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Offering Memorandum or in any other documents or arrangements may be effected.  Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

10.           If this Agreement shall be terminated by the Initial Purchasers, or any of them, (i) because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or (ii) if for any reason the Company shall be unable to perform its obligations under this Agreement or any condition of the Initial Purchasers’ obligations cannot be fulfilled, the Company agrees to reimburse the Initial Purchasers or such

Initial Purchaser as has so terminated this Agreement with respect to itself for all out-of-pocket expenses (including the reasonable fees and expenses of its counsel) reasonably incurred by such Initial Purchaser in connection with this Agreement or the offering contemplated hereunder.

11.           This Agreement shall inure to the benefit of and be binding upon the Company, the Initial Purchasers, each affiliate of any Initial Purchaser which assists such Initial Purchaser in the distribution of the Notes, any controlling persons referred to herein and their respective successors and assigns.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  No purchaser of Notes from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

12.           The parties hereto acknowledge and agree that, for all purposes of this Agreement, the information furnished to the Company by the Initial Purchasers for inclusion in the Offering Memorandum consists solely of the information described in a “blood letter” from the Representatives addressed to the Company to be dated on or around the date of the Offering Memorandum.

13.           (a)           To the extent that the Company or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the competent jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any competent jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and the transactions contemplated hereby, the Company hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consent to such relief and enforcement.

(b)           The Company irrevocably submits to the non-exclusive jurisdiction of any federal or state court in the Borough of Manhattan in the City, County and State of New York, United States of America, in any legal suit, action or proceeding based on or arising under this Agreement and agree that all claims in respect of such suit or proceeding may be determined in any such court.  The Company irrevocably waives the defense of an inconvenient forum or objections to personal jurisdiction with respect to the maintenance of such legal suit, action or proceeding.  To the extent permitted by law, the Company hereby waives any objections to the enforcement by any competent court in Ireland of any judgment validly obtained in any such court in New York on the basis of any such legal suit, action or proceeding.  The Company will promptly appoint National Registered Agents, Inc. (the “Authorized Agent”) as its authorized agent upon whom process may be served in any such legal suit, action or proceeding.  Such appointment shall be irrevocable.  The Company will cause National Registered Agents, Inc. to agree to act as said agent for service of process and the Company agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid.  The Company further agrees that service of process upon the Authorized Agent and written notice of said service to the Company shall be deemed in every respect effective service of process upon the Company in any such legal suit, action or proceeding.  Nothing herein shall affect the right of any Initial Purchaser or any person controlling any Initial Purchaser to serve process in any other manner permitted by law.  The provisions of this Section 13(b) are intended to be effective upon the execution of this Agreement without any further action by the Company and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters.

(c)           The Company agrees to indemnify the Initial Purchasers against any loss incurred by them as a result of any judgment or order being given or made and expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars (in the case of the Dollar Notes) or euro (in the case of the Euro Notes) and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount or the euro amount, as the case may be, is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in New York, New York at which such Initial Purchasers on the date of payment of such judgment or order is able to purchase U.S. dollars or euro, as the case may be, with the amount of the Judgment Currency actually received by such Initial Purchasers.  The foregoing shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars or euro, as the case may be.

14.           All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Initial Purchasers shall be given to the Representatives at Deutsche Bank AG London, Winchester House, 1 Great Winchester Street, London EC2N 2DB, United Kingdom, Attention: Brian Bassett (telefax number: +44 20 7995 0645); and Citigroup Global Markets Limited, Citigroup Centre, 33 Canada Square, London E14 5LB, United Kingdom, Attention Paul Simpkin (telefax number: +44 20 7986 8294); with a copy to Simpson Thacher & Bartlett LLP, CityPoint, One Ropemaker Street, London EC2Y 9HU, United Kingdom, Attention: Gregory W. Conway (telefax number: +44 20 7275 6502); and to JSG Funding plc, Beech Hill, Conskeagh, Dublin 4, Ireland, Attention: Secretary (telefax number: +353 1 618 0618); with a copy to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, Attention: Dennis M. Myers (telefax: (312) 861 2200).

15.           This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

16.           THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[signature page follows]

If the foregoing is in accordance with your understanding, please sign and return six counterparts hereof.

Very truly yours,

JSG FUNDING PLC

By:	/s/ Ian J. Curley
Name: Ian J. Curley
Title: Director and Chief Financial Officer

Accepted: January 12, 2005

DEUTSCHE BANK AG LONDON
For itself and as Representative of the
several Initial Purchasers named in
Schedule I hereto

By:	/s/ Brian Bassett
Name: Brian Bassett
Title: Managing Director

By:	/s/ J.C. Bowers
Name: J.C. Bowers
Title: Director

CITIGROUP GLOBAL MARKETS LIMITED
For itself and as Representative of the
several Initial Purchasers named in
Schedule I hereto

By:	/s/ Paul A. Simpkin
Name: Paul A. Simpkin
Title: Managing Director

SCHEDULE I

Initial Purchaser	Aggregate Number of Euro Notes To Be Purchased*

Deutsche Bank AG London	185,000,000
Citigroup Global Markets Limited	185,000,000

Total:	€370,000,000

Initial Purchaser	Aggregate Number of Dollar Notes To Be Purchased*

Deutsche Bank AG London	To be determined upon the shortfall of Euro Notes
Citigroup Global Markets Limited	To be determined upon the shortfall of Euro Notes

Total:	$ To be determined upon the shortfall of Euro Notes

* The aggregate principal amount of Euro Notes may be reduced pro rata by the Initial Purchasers, provided that such shortfall is represented by an equivalent increase in the aggregate principal amount of the Dollar Notes

EXHIBIT A

Draft Offering Memorandum

EXHIBIT B

Organizational Chart

EXHIBIT C

SUMMARY OF TERMS OF CASH-PAY SECURITIES

Issuer	JSG Funding plc (the “JSG Funding”).

Securities

€370 million (or the equivalent thereof in U.S. dollar, or a combination thereof) in aggregate principal amount of cash-pay senior subordinated securities (the “Cash-Pay Securities”) subject to the terms of the purchase agreement relating to the Cash-Pay Securities.

Ranking	Pari passu with all senior subordinated debt of JSG Funding.

Use of Proceeds

Proceeds from the Cash-Pay Securities will be used (i) to refinance JSG Funding’s exiting indebtedness under the dollar and euro tranches of its 15.5% subordinated notes due 2013 and (ii) to pay fees and expenses related to the transaction.

Issue Price	100.00% of the principal amount of the Cash-Pay Securities.

Maturity	April 1, 2015.

Interest

The interest rate of the Cash-Pay Securities will be payable in cash at an annual rate set forth in the purchase agreement relating to the Cash-Pay Securities. Interest will be payable semi-annually on each April 1 and October 1, commencing on October 1. 2005.

Change of Control

Each holder of the Cash-Pay Securities will be entitled to require JSG Funding, and JSG Funding must offer, to repurchase the Cash-Pay Securities held by such holder at a price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, upon the occurrence of a change of control.

Optional Redemption	Not permitted until after the five-year anniversary of the issue date. Thereafter, permitted at any time, upon at least 30 days’ notice but subject to payment of the following redemption premiums:

• 103.875% for twelve months in the period starting five years after the issue date;

• 102.583% for twelve months in the period starting six years after the issue date;

• 101.212% for twelve months in the period starting seven years after the issue date; and

• 100.000% thereafter.

The foregoing may be subject to adjustment in light of the definitive pricing.

At any time on or prior to the third anniversary of the issue date, the Company may redeem up to 35% of the aggregate principal amount of either series of the Cash-Pay Securities at a redemption price of [par plus 100% of the coupon]% of the principal amount thereof, plus accrued and unpaid interest thereon, with the proceeds of certain equity offerings.

Covenants

The Company will issue the euro Cash-Pay Securities under an indenture between itself and a trustee (the “Euro Indenture”) and the dollar Cash-Pay Securities under an indenture between itself and a trustee (the “Dollar Indenture”). Each the Euro Indenture and the Dollar Indenture (among other things) will limit the ability of the Company and its restricted subsidiaries to:

• pay dividend or make distribution;

• make other restricted payments and investments;

• incur additional indebtedness and issue preference shares;

• create liens;

• sell assets;

• merge or consolidate with other entities; and

• enter into affiliate transactions.

Registration Rights	None.

Listing	Application will be made to list the Cash-Pay Securities on the Luxembourg Stock Exchange.

Governing Law	New York.

ANNEX A

Form of Opinion of Kirkland & Ellis, U.S. Counsel to the Company

(a)           Each of the Purchase Agreement, the Indentures, the Notes, the Deposit and Custody Agreements and the Escrow Agreement (together, the “Transaction Documents,” and each, a “Transaction Document”) has been duly executed and delivered by the Company.

(b)           Each of the Indentures, the Escrow Agreement and the Deposit and Custody Agreements is a valid and binding obligation of the Company and (assuming the due authorization, execution and delivery thereof by the other parties thereto) is enforceable against the Company in accordance with its terms.

(c)           The Euro Notes, when paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement (assuming the due authorization, execution and delivery of the Euro Indenture by the Euro Trustee and due authentication by the Euro Trustee in accordance with the Euro Indenture), will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms and entitled to the benefits of the Euro Indenture; and the Dollar Notes, when paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement (assuming the due authorization, execution and delivery of the Dollar Indenture by the Dollar Trustee and due authentication by the Dollar Trustee in accordance with the Dollar Indenture), will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms and entitled to the benefits of the Dollar Indenture.

(d)           The information in the Offering Memorandum under the heading “Description of the Notes” insofar as such statements purport to summarize certain provisions of the Indentures and the Notes is correct in all material respects; the information in the Offering Memorandum under the heading “Taxation—United States Taxation,” to the extent that it summarizes United States federal tax laws, rules or regulations is correct in all material respects; and the information in the Offering Memorandum under the headings “Description of Certain Indebtedness—Description of Existing 6.75% Notes and 7.50% Debentures” insofar as such statements relate to certain terms of the Existing Notes (as defined in the Offering Memorandum) and “Description of Certain Indebtedness—Existing Notes of JSG Funding” insofar as such statements relate to certain terms of the 9 5/8% Senior Notes due 2012, the 10 1/8% Senior Notes due 2012 and the 15.5% Subordinated Notes due 2013 is correct in all material respects (provided that we express no opinion in this paragraph (d) as to the completeness, the suitability, the appropriateness of the degree or level of disclosure implicit in such summary or whether such summary contains all material information regarding the terms of the Existing Notes).

(e)           The execution and delivery of the Purchase Agreement, the Indentures, the Notes, the Deposit and Custody Agreements, the Escrow Agreement, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not: (i) constitute a violation by the Company of any applicable provision of (A) any law, statute or regulation or (B) any judgment, writ, injunction, decree, order or ruling, known to us, of any court or governmental agency or body in the United States or the State of New York (but without, in the case of the foregoing clauses (A) and (B), our having made any special investigation as to other laws and provided that we express no opinion in this paragraph with respect to (a) any laws, rules or regulations to which the Company may be subject as a result of the Initial Purchasers’ legal or regulatory status or the involvement of the Initial Purchasers in such transactions, (b) any laws, rules or regulations relating to fraud or misrepresentation, (c) the Securities Act, the Exchange Act or the 1939 Act, or (d) as to whether performance of the indemnification or contribution provisions in the Purchase Agreement or the Deposit and Custody Agreement would be permitted) or (ii) breach, or result in a default under, any existing obligation of the Company under any of its respective Other Specified Agreements (provided that in each case we express no opinion as to compliance with any financial test or cross-default provision in any such agreement), except for in the case of clauses (i) and (ii) any such conflict, breach, violation, default or event which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially impair the ability of the Company to perform its respective obligations under the Transaction Documents. The term “Other Specified Agreements” in the preceding sentence means those agreements set forth on a schedule attached to such counsel’s opinion.(1)

(f)            No consent, waiver, approval, authorization or order of any court or governmental authority is required for the issuance and sale by the Company of the Notes to the Initial Purchasers, or the consummation by the Company of the other transactions contemplated by the Transaction Documents, except (a) such consents, approvals, authorizations or orders as may be required under the Securities Act, the Exchange Act and the 1939 Act (and, in each case, the rules and regulations thereunder), as to which we express no opinion in this paragraph, or (b) have been obtained prior to the Closing Date.

(g)           To our actual knowledge, no legal or governmental investigations or proceedings are pending or overtly threatened to which the Company is a party or to which the property or assets of the Company is subject (i) that would be required under Item 103 of Regulation S-K under the Securities Act to be disclosed in a registration statement or a prospectus delivered at the time of confirmation of the sale of any offering of securities registered under the Securities Act (assuming for purposes hereof that such Item would be applicable to the Offering Memorandum (although it is not)) that are not described in the Offering Memorandum or (ii) which seeks to restrain, enjoin or prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold to the Initial Purchasers or the consummation of the other transactions contemplated by the Transaction Documents.

(h)           No registration under the Securities Act of the Notes is required in connection with the sale of the Notes to the Initial Purchasers in the manner contemplated by the Purchase Agreement and the Offering Memorandum or in connection with the initial resale of the Notes by the Initial Purchasers in accordance with Section 2 of the Purchase Agreement, and no Indenture is required to be qualified under the 1939 Act, in each case assuming without independent investigation (i) that the purchasers who buy such Notes in the initial resale thereof are, (x) in the case of offers of the Notes made within the United States, “qualified institutional buyers” as

(1)  To include, at a minimum, U.S.-law governed indentures.

defined in Rule 144A as promulgated under the Securities Act and (y) in the case of offers of the Notes made outside the United States, to persons other than “U.S. persons” as defined in Regulation S as promulgated under the Securities Act, (ii) the accuracy and completeness of the representations of the Company (other than those contained in [Section 4(ff))] and of the Initial Purchasers contained in the Purchase Agreement in connection with the sale of the Notes to the Initial Purchasers and the initial resale thereof and (iii) the due performance by the Initial Purchasers and the Company of the agreements set forth in the Purchase Agreement in respect of their representations referred to in the preceding clause (ii).

(i)            As of the date hereof, none of the Euro Notes or the Dollar Notes is of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.

(j)            None of JSG Packaging Limited, JSG Holdings, JSG or the Company is, or immediately after the sale of the Notes to the Initial Purchasers and application of the net proceeds therefrom as described in the Offering Memorandum under the caption “Use of Proceeds” will be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(k)           Under the laws of the State of New York relating to personal jurisdiction, (i) the Company has, pursuant to the Purchase Agreement, submitted to the personal jurisdiction of any state or federal court located in the Borough of Manhattan, The City of New York, New York (each a “New York Court”) for the purposes specified in [Section 13(b)] of the Purchase Agreement, has waived, to the fullest extent permitted by law, any objection to the venue of a proceeding in such court in any such action, and has appointed [•] as its authorized agent for the service of process in any such action in a New York Court; and service of process effected on such agent in the manner set forth in such agreement will be effective service of process over the Company; (ii) the Company has, pursuant to the Indentures, submitted to the personal jurisdiction of any New York Court for the purposes specified in Section [•] of the Indentures, has waived, to the fullest extent permitted by law, any objection to the venue of a proceeding in such court in any such action, and has appointed [•] as its authorized agent for the service of process in any such action in a New York Court; and service of process effected on such agent in the manner set forth in such agreements will be effective service of process over the Company; and (iii) the Company has, pursuant to the Deposit and Custody Agreements, submitted to the personal jurisdiction of any New York Court for the purposes specified in Section [•] of the Deposit and Custody Agreements, has waived, to the fullest extent permitted by law, any objection to the venue of a proceeding in such court in any such action, and has appointed [•] as its authorized agent for the service of process in any such action in a New York Court; and service of process effected on such agent in the manner set forth in such agreements will be effective service of process over the Company.

(l)            We can confirm that we have participated in conferences with representatives of the Company, representatives of the Initial Purchasers, counsel for the Initial Purchasers and representatives of the independent accountants for the Company during which disclosures in the Offering Memorandum and related matters were discussed.  In addition, we have reviewed certain corporate records and documents furnished to us by the Company.

(m)          Based upon our participation in the conferences and our document review identified in the preceding paragraph, our understanding of applicable law and the experience we have gained in our practice thereunder and relying as to materiality to the extent consistent with our professional responsibility upon the opinions and on statements of officers of the Company, we can, however, advise you that nothing has come to our attention that has caused us to conclude that the Offering Memorandum, at the date it bears or on the date of this letter, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ANNEX B

Form of Opinion of Kirkland & Ellis, English Counsel to the Company

(a)           The information in the Offering Memorandum under the headings “Description of Certain Indebtedness—Senior Credit Facility” and “Description of Certain Indebtedness—Intercompany Loan and Priority Agreement” insofar as such statements relate to certain terms of the Senior Credit Facility, the Intercompany Loans and the Priority Agreement is correct in all material respects (provided that we express no opinion in this paragraph (a) as to the completeness, the suitability, the appropriateness of the degree or level of disclosure implicit in such summary or whether such summary contains all material information regarding the terms of the Senior Credit Facility, the Intercompany Loans and the Priority Agreement).

(b)           The execution and delivery of the Purchase Agreement, the Indentures, the Notes, the Deposit and Custody Agreements (collectively, the Transaction Documents”), the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not breach, or result in a default under, any existing obligation of the Company under any of its respective Other Specified Agreements (provided that in each case we express no opinion as to compliance with any financial test or cross-default provision in any such agreement), except for such conflict, breach, violation, default or event which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially impair the ability of the Company to perform its obligations under the Transaction Documents.  The term “Other Specified Agreements” in the preceding sentence means those agreements set forth on a schedule attached to such counsel’s opinion.(2)

(2)  To include the English-law governed agreements referred to in (a) above.

ANNEX C

Form of Opinion of William Fry, Irish Counsel to the Company

(a)           The Company has the power under its memorandum and articles of association referred to above to carry on its business and to own, lease and operate its properties as described in the Offering Memorandum and to enter into each of the Purchase Agreement, the Indentures, the Notes, the Escrow Agreement and the Deposit and Custody Agreements (together, the “Transaction Documents”, and each, a “Transaction Document”) and to perform its obligations thereunder and has taken all necessary corporate and other action to authorise the execution, delivery and performance of the Transaction Documents and each Transaction Document has been duly executed and delivered by the Company.

(b)           All actions, conditions and things required by the laws of or any regulatory authority in Ireland to be taken, fulfilled and done (including the delivery of the Offering Memorandum to the Companies Registration Office in Dublin and the obtaining of any necessary consents or authorizations) in order:

(i)            to enable the Company to enter into the Transaction Documents and to enable the Company to issue the Notes, and to enable the Company to perform its obligations thereunder and to take all other action and to perform all other things provided for in or contemplated by the Transaction Documents to which it is a party;

(ii)           to ensure that the obligations of the Company under the Transaction Documents are legal, valid, binding and enforceable; and

(iii)          to make the Transaction Documents admissible in evidence in the courts of Ireland, have been taken, fulfilled and done.

(c)           The Global Notes (as defined in the Indentures) constitute, and the Notes in definitive form (if and when issued in the manner described in the Indentures) will constitute, legal, valid, binding and enforceable obligations of the Company entitled to the benefits of the Indenture under which they are issued, and the obligations of the Company under the Transaction Documents constitute legal, valid, binding and enforceable obligations of the Company.

(d)           In any proceedings taken in Ireland for the enforcement of any Transaction Document that purports to be governed by the laws of the State of New York, the choice of New York law as the governing law of such Transaction Document is a valid and binding choice of law and accordingly New York law will be applied by the courts in Ireland if such Transaction Document came under their jurisdiction.

(e)           The irrevocable submission by the Company in the Transaction Documents to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City and the appointment of [•] therein as the Company’s agent for the service of process is valid and binding upon it.

(f)            On the assumptions that the offering of the Notes by the Company and their initial re-sale by the Initial Purchasers do not constitute “offers to the public”, the initial offer of the Notes by the Company and the initial resale of the Notes by the Initial Purchasers do not violate any of the laws of Ireland. No opinion is expressed on any subsequent resale of the Notes. Whether the offering of the Notes and their initial re-sale constitute “offers to the public” is a matter of fact, on which we express no opinion.

(g)           Upon issuance, the Notes will not be subject to any restrictions on transfer pursuant to Irish law or under the Company’s Memorandum and Articles of Association other than such restrictions as are disclosed in the Offering Memorandum.

(h)           A judgment obtained against the Company on the Transaction Documents in any New York State court or the Federal courts of the United States of America will be enforceable in Ireland by means of commencing an action on the judgment in the courts of Ireland.

(i)            The execution, authorisation and delivery (as applicable) of the Transaction Documents, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not (i) violate or conflict with any of the terms or provisions of its Memorandum and Articles of Association, (ii) violate or conflict with any applicable laws or regulations of Ireland or, to our knowledge, any judgement of a court of Ireland in proceedings relating to matters similar to the matters considered in the Transaction Documents, (iii) breach the terms of any consent, waiver, licence, approval, or other authorisation (each, an “Authorisation”), or (iv) require any Authorisation pursuant to or under any Irish law except, in the case of this clause (iv), for any such Authorisation which has been obtained. All Authorisations required by the Company for the execution, authorisation and delivery of the Transaction Documents, the consummation of the Restructuring and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been obtained.

(j)            No Authorisation or order of any court or governmental authority is required for the issuance and sale by the Company of the Notes to the Initial Purchasers, the initial purchase thereof or the resale by the Initial Purchasers of the Notes.

(k)           The Company can sue and be sued in its own name and proceedings can be commenced against the Company in courts of competent jurisdiction in Ireland.

(l)            The Company would not be entitled to invoke in a court in Ireland immunity from jurisdiction or immunity from execution on the grounds of sovereignty in respect of any action arising from its obligations under the Transaction Documents and the transactions contemplated thereby.

(m)          The information in the Offering Memorandum under the headings [“Risk Factors—Insolvency and examinership laws in Ireland could limit your ability to enforce your rights as holders of the Notes,” “Risk Factors—We may be required to withhold or deduct Irish taxes on interest if we fail to list the Notes on a recognized exchange before such interest payments are due”, “Taxation—Irish Taxation”, “Book Entry Settlement and Clearance—Definitive Notes” (the last paragraph of such section only), “Listing and General Information”, “Summary—The JSG Acquisition”, “Service of Process and Enforcement of Civil Liabilities” and “Description of Certain Indebtedness—Loan Notes”,] in each case insofar as such statements purport to summarise provisions of agreements governed by Irish law or to summarise Irish law, is correct in all material respects; and the information in the Offering Memorandum under the headings [“Summary—Formation of Company and New Parent,” “Summary—The Offering,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management Equity Agreement,” “Certain Relationships and Related Transactions—Exchange and Shareholders Agreement,” “Certain Relationships and Related Transactions—Registration Rights Agreement,” “Certain Relationships and Related Transactions—Corporate Governance Agreement,” “Certain Relationships and Related Transactions—Formation Transactions and the Offering,” and “Security Ownership”,] insofar as such statements purport to summarize provisions of the Irish laws, Irish regulations and documents which are governed by Irish law referred to therein, are correct in all material respects.

(n)           No Irish stamp duty or capital duty (or other transfer or issuance tax of such nature) is payable in or to Ireland or any political subdivision thereof on (i) the creation, issue or delivery of the Notes, (ii) the execution of the Transaction Documents or (iii) on any subsequent sale and delivery of the Notes.

(o)           Under current laws and regulations of Ireland and any political subdivision thereof, payments of interest and other amounts payable on the Notes may be paid by the Company to the beneficial holder in euro or dollars as applicable under the terms of such security, and such euro or dollars may be converted into another currency and freely transferred out of Ireland free and clear of any withholding or deduction in Ireland or any political subdivision thereof in the particular circumstances described in the Offering Memorandum. Where such circumstances and conditions are not complied with, a withholding may apply at the standard rate of income tax which is currently 20%. Save for the case of applications required to obtain relief under a relevant double taxation treaty, or other declarations required as set out in the Offering Memorandum, where the relevant circumstances and conditions for no Irish withholding apply, as set out in the Offering Memorandum, there is no necessity to obtain any governmental authorisation in Ireland or any political subdivision thereof in order for such payments of interest to be made without deduction or withholding on account of Irish tax.

(p)           The Company has not taken any corporate action nor have legal proceedings been started against the Company for its winding up, dissolution, court protection or reorganisation or for the appointment of a receiver, examiner, trustee or similar officer of it or of any or all of its assets or revenues as at the date of this opinion; or any other legal proceedings have been started against the Company.

(q)           On the assumption that in relation to the Offering Memorandum (i) there are no misstatements, (ii) all accounts, pro forma accounts and factual statements are true and correct and not misleading and (iii) all expressions of opinion are properly authorized (if given by a third party), bona fide and held on reasonable grounds, the Offering Memorandum complies with the requirements of the Irish Companies Acts, 1963 to 2003.

ANNEX D

Form of Opinion of Brian Marshall, in-house Counsel to the Company

(a)           The Company is a public limited company duly incorporated and validly existing as a legal entity under the laws of Ireland and has the corporate power and authority to carry on its business and to own and lease its property as described in the Offering Memorandum.

(b)           The execution, authorization and delivery of the Purchase Agreement, the Indentures, the Notes and the Deposit and Custody Agreements (together, the “Transaction Documents”, and each, a “Transaction Document”) and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not (i) violate or conflict with any of the terms the Company’s Memorandum and Articles of Association (ii) result in a material breach of or default under, any existing obligation of the Company or any of its subsidiaries under any indenture, loan agreement, mortgage or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound and which individual indenture, loan agreement, mortgage or other agreement or instrument has a principal amount in excess of €25 million (the “Specified Agreements”) (iii) result in the termination, suspension, invalidity or revocation of any license, franchise, permit, consent, authorization, approval, registration, order qualification or other concession of, or filing with or notice to, any governmental or regulatory authorities and self-regulatory organizations and any courts and other tribunals, in each case being material to the business of the Company and its subsidiaries taken as a whole (“Authorisations”) in any jurisdiction to which the Company or its subsidiaries is subject or in which their respective property is situate or (iv) require any Authorisation in any jurisdiction to which the Company or any of its subsidiaries is subject or in which their respective property is situate, except in the case of this clause (iv), for any such Authorisation which has been obtained.

(c)           Other than as disclosed in the Offering Memorandum, I am not aware of any legal, arbitration or governmental proceedings (including any such proceedings that are pending or threatened) in any jurisdiction to which the Company or any of its subsidiaries are subject or their respective properties is situate (i) to which the Company or any of its subsidiaries is, or has been a party or to which any of their respective property is or has been subject, which on any individual basis or in the aggregate is likely to result in a material adverse effect on the business, property, financial condition, prospects or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or (ii) which seeks to restrain, enjoin or prevent the consummation of or otherwise challenge the issuance or sale of the Notes to be sold to the Initial Purchasers or the consummation of the other transactions contemplated by the Transaction Documents.

(d)           (i) The Company and its subsidiaries have all Authorisations in each jurisdiction to which the Company or any of its subsidiaries are subject or their respective properties are situated as are required to own, lease, license and operate their respective properties and to conduct their respective businesses; (ii) each Authorisation is valid and in full force and effect and the Company and its subsidiaries are materially in compliance with the terms and conditions thereof and with the rules and regulations of the authorities and governing bodies having jurisdiction with respect thereto; and (iii) no event has occurred (including the receipt of any notice from any authority or governing body) which allows or, after notice or lapse of time or both, would allow, revocation, suspension or termination of any Authorisation or results or, after notice or lapse of time or both, would result in any other impairment of the rights of the holder of any Authorisation; except (in the case of clause (i)) where a failure to have any such Authorisation, (in the case of clause (ii)) where any invalidity, lack of effect or non-compliance, or (in the case of clause (iii)) where such event or events, would not on an individual basis or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

(e)           Other than as disclosed in the Offering Memorandum, there are no contracts, agreements or understandings governed by Irish law between the Company, on the one hand, and any person, on the other hand, granting such person the right to require the Company to file a registration statement under the United States Securities Act of 1933, as amended, with respect to any securities of the Company.